Exhibit 10.2

EXCESS BENEFIT PLAN
OF
SUPERMARKETS GENERAL CORPORATION

PREAMBLE

Background and Purpose

Supermarkets General Corporation (the “Company”) hereby establishes the Excess Benefit Plan of Supermarkets General Corporation (the “Plan”). The Plan is intended to provide benefits which would have accrued to any employee under the terms of the Pension Plans (as defined below) but for certain restrictions imposed by Sections 415 and 401(a)(l7) of the Code.

ARTICLE I

Definitions

The following terms whenever used in the Plan, including the Preamble, shall have the meanings set forth in this Article I.

1.1 “Beneficiary” means the Participant’s beneficiary under the applicable Pension Plan, or such other beneficiary as is designated in writing to the Committee by the Participant.

1.2 “Board of Directors” means the Board of Directors of the Company as constituted from time to time,

1.3 “Code” means the Internal Revenue Code of 1986, as may be amended, 1.4 “Committee” means the Retirement Committee appointed by the Board of Directors which shall be responsible for the administration of the Plan in accordance with Article V.

1.5 “Company” means Supermarkets General Corporation or any successor thereto.

1.6 “Excess Pension Benefit” means a Participant’s retirement benefit under the Plan determined in accordance with Section 3.1.

1.7 “Participant” means a Participant in this Plan as defined in Article II.

1.8 “Pension Plan” means (i) the Supermarkets General Corporation Pension Plan, as amended and restated effective January 1, 1979, or (ii) the Purity Supreme Division of Supermarkets General Corporation Pension Plan, as amended and restated effective as of September 30, 1985, each as amended from time to time thereafter.

1.9 “Pension Plan Benefit” means the annual retirement benefit payable to or on account of a Participant pursuant to the applicable Pension Plan.

1.10 “Plan” means the Excess Benefit Plan of Supermarkets General Corporation, as adopted effective as of March 9, 1987.

1.11 “Plan Year” means the period of time commencing with the first day of January and ending with the last day of December.

ARTICLE II

Participants

Any salaried employee who is a participant in a Pension Plan shall be a Participant in this Plan if the benefit payable to such Participant under such Pension Plan is limited as a result of the limitations on contributions and benefits imposed by Section 415 of the Code and/or the limitation on includible compensation under Section 401'(a)(].7) of the Code.

ARTICLE III

Benefits

3.1. Excess Pension Benefit

A Participant’s Excess Pension Benefit with respect to each Pension Plan shall be equal to the excess of (a) over (b) where

(a) equals the benefit the Participant would have received under the Pension Plan on a single life annuity basis (i) had the limitation imposed by Section 415 of the Code not been in effect, and (ii)

had the amount of compensation used in calculating the Participant's Pension Plan Benefit not been curtailed by Section 40l(a)(17) of the Code; and

(b) equals the actual Pension Plan Benefit payable to the participant on a single life annuity basis,

3.2 Vesting, of Benefits

A participant shall become vested in his or her Excess Pension Benefit in accordance with the same schedule and rules as are applicable in determining when he or she becomes vested in his or her Pension Plan Benefit.

3.3 Forfeiture of Benefits

A participant shall forfeit his or her Excess Pension Benefit in the event of his or her conviction of a felony relating to the conduct of the business of the Company or willful unauthorized disclosure of a trade secret of the Company.

ARTICLE IV

Payment of Benefits

A participant’s Excess Pension Benefit shall be paid under the same circumstances, in the same form and at the same time as such participant’s benefits under the applicable Pension Plan and shall cease when such benefits cease. For purposes of determining such circumstances, form and time, all relevant provisions of the applicable Pension Plan shall be applied hereunder, including, without limitation, the provisions that relate to payments to the Participant’s Beneficiary under such Pension ‘Plan.

ARTICLE V

Administration of the Plan

5.1 Committee

The Committee shall administer the Plan and, in connection therewith, shall have full power and authority to construe and interpret the Plan; to establish rules and regulations relating to the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan.

5.2 Benefit Determination

The Committee shall rely on the records of the Company in determining the form in which and time at which’ benefits are being paid under a Pension Plan and shall pay benefits accordingly pursuant to Article IV of this Plan.

5,3 Indemnification

To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities under any applicable law.

ARTICLE VI

Miscellaneous

6.1 Benefits Payable by Company

All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts, funds or trusts to reflect its obligations under the Plan and nay make such investments as it may deem desirable to assist it in meeting such obligations. Any assets held in such accounts, funds or trusts shall remain assets of the Company subject to the claims of its creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such assets.

6.2 Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process or be transferable by operation of law in the event of bankruptcy or insolvency of any Participant or Beneficiary. In the event a person who, is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

6.3 No Guarantee of Employment

Nothing in the Plan nor any action taken hereunder shall be deemed or construed as giving any Participant any right to be retained in the employ of the Company or as affecting the right of the Company to discipline (including, without limitation, the right to discharge) any Participant at any time.

6.4 Payments to Minors and Incompetents

If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of benefits will be made to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

6.5 Withholding

The Company shall have the right to deduct from any payments due under the Plan any taxes required to be withheld with respect to such payments.

6.6 Amendment or Termination

(a) The Company reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by the Company shall reduce a Participant’s Excess Pension Benefit accrued as of the time thereof.

(b) If the Plan is terminated, a determination shall be made of each Participant’s Excess Pension Benefit as of the Plan termination date. The amount of such benefit shall be payable to the Participant or Beneficiary at the time it would have been payable under Article IV if the Plan had not been terminated.

6.7 Merger, Consolidation or Sale of Assets

In the event the Company shall at any time be merged or consolidated with or into any corporation or corporations or in the event that all or substantially all of the assets of the Company shall be sold or otherwise transferred to another corporation, the provisions of the Plan, including the provisions of this Section, shall be binding upon and inure to the benefit of the successor of the Company’ resulting from such merger, consolidation or sale of assets.

6.8 Governing Law

Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, Supermarkets General Corporation has caused this Plan to be executed effective as of March 9, 1987.

SUPERMARKETS GENERAL CORPORATION
/s/ James D. Dougherty
James D. Dougherty Executive Vice President

ATTEST:

Asst. secretary